As filed with the Securities and Exchange Commission on March 17, 2025

Registration No. 333-219916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	81-3359409
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 20th Street

Rock Island, Illinois 61201

(Address, including zip code, of registrant’s principal executive offices)

ICC Holdings, Inc. 2016 Equity Incentive Plan

(Full titles of the plans)

Arron K. Suterland

President and Chief Executive Officer

ICC Holdings, Inc.

225 20th Street

Rock Island, Illinois 61201

(309) 793-1700

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Sunjeet S. Gill, Esq.

Stevens & Lee, P.C.

620 Freedom Business Center Drive, Suite 200

King of Prussia, Pennsylvania 19406

(610) 205-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

ICC Holdings, Inc., a Pennsylvania corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission this post-effective amendment (the “Post-Effective Amendment”) to terminate all offerings under the Registration Statement No. 333-219916 on Form S-8 (the “Registration Statement”) filed on August 11, 2017, relating to the registration of 490,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”) issuable under the ICC Holdings, Inc. 2016 Equity Incentive Plan and to withdraw and deregister all Shares previously registered under the Registration Statements, together with any and all plan interests and other securities registered thereunder.

On March 13, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 8, 2024, as amended as of October 11, 2024, December 31, 2024, and January 31, 2025, by and among the Registrant, Mutual Capital Holdings, Inc, a Pennsylvania corporation (“MCH”) and Mutual Capital Merger Sub, Inc., a Pennsylvania corporation and a direct, wholly owned subsidiary of MCH (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant being the surviving corporation of the Merger (the “Surviving Entity”).

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of the Post-Effective Amendment all such securities registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-EffectiveAmendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Island, State of Illinois, on this 17th day of March, 2025.

ICC HOLDINGS, INC.

By:	/s/ Arron K. Sutherland
Name:	Arron K. Sutherland
Title:	President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign the Post-Effective Amendment.